EXHIBIT 99.2

TRUE NATURE EXPANDS BOARD, APPOINTS SENIOR PHARMA EXECUTIVE

ATLANTA, GA / February 28, 2017 / True Nature Holding, Inc. (OTCQB: TNTY) (the "Company") announced that it has appointed Mr. James C. Czirr to its Board of Directors, effective immediately.

Mr. Czirr, age 63, is a seasoned public company executive with experience in both early stage and established companies. He lends his vast business and pharmaceutical expertise to the Board of Directors, fortifying the Company’s ability to build shareholder value through the consolidation of compounding pharmacy businesses. Of note, Czirr is the managing member of an investment fund focused on the strategic financing of emerging pharmaceutical businesses.

With the addition of Mr. Czirr, True Nature’s Board of Directors has grown to four members. “Jim brings a depth of public company experience as well as a targeted pharmaceutical industry perspective, and we will undoubtedly benefit from his ability to skillfully represent the Company to the public and to investors,” said Amy Lance, Chairman of the Board of Directors.

Mr. Czirr stated; “I believe the True Nature Holding strategy is well-timed and represents a rapid growth opportunity in a marketplace shifting toward consolidation.” He continued, “The acquisition and roll-up of compounding pharmaceutical operations per the Company’s business model makes sense economically in a time of price sensitivity to the rising costs drug development, distribution and regulation.”

Mr. James C. Czirr, also known as “Jim,” served as the Chief Executive Officer of Minerva Biotechnologies Corp. Mr. Czirr served as the President of Extol Energy Corporation, a syndicator of oil and gas wells from 1982 to 1988. He served as both a member of the board and Executive Vice President of Business Development at Pro Pharmaceuticals Inc. (AKA Galectin Therapeutics, Inc.) from June 2000 to November 2003.  He was an Independent Corporate and Public Relations Consultant for over ten years, working with various companies regarding business strategies, including issues such as organization of production, finance and capital programs, marketing strategies and incentive programs. In 2009, Mr. Czirr organized the 10X Fund LP to provide turnaround financing for Pro-Pharmaceuticals. He served as the Executive Chairman of Galectin Therapeutics, Inc. from February 11, 2010 to January 8, 2016, and as the Chairman of Galectin Therapeutics from February 12, 2009 to February 11, 2010. He continues to serve as a Director of Galectin Therapeutics, Inc. He served as a Director of NACO Industries, Inc. Between 1997 and 2000.  Mr. Czirr received a B.B.A. degree from the University of Michigan in 1976 and has completed post-graduate courses at the University of Toledo School of Business Administration, and at the College for Financial Planning from which he received the CFP designation.

The Mission of True Nature Holdings, Inc.

To unlock the potential of the compounding pharmacy industry to improve human and animal health, serve unmet patient needs, elevate the dignity of skilled pharmacists, and build shareholder value through the delivery of quality, cost effective, and innovative healthcare products and pharmaceuticals to the world.

The Vision of True Nature Holdings, Inc.

To become globally recognized for our best practices focused on driving quality, efficiency, and sustainability in the compounding pharmaceutical industry, natural solutions for healthy living, and novel approaches for delivery of these solutions.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

To learn more about the Company, visit www.truenaturepharma.com.

A one-page investor information document can be viewed at the following link: http://truenaturepharma.com/wp-content/uploads/2017/02/tnty-investor-info-sheet.20170227.pdf

Contact Information:

Mack Leath, 404-913-1802
contact@truenaturepharma.com

SOURCE: True Nature Holding, Inc.